UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 12, 2017

Radian Group Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-11356	23-2691170
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Market Street, Philadelphia, Pennsylvania		19102
(Address of Principal Executive Offices)		(Zip Code)

(215) 231 - 1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging Growth Company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

On September 12, 2017, Radian Group Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with RBC Capital Markets, LLC, and Goldman Sachs & Co. LLC as representatives of the several underwriters named on Schedule A thereto (the “Underwriters”), pursuant to which the Company agreed to sell and the Underwriters agreed to purchase, subject to and upon the terms and conditions therein, $450 million in aggregate principal amount of 4.500% senior notes due October 1, 2024 (the “Notes”). A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Notes are being sold pursuant to the Company’s Registration Statement on Form S-3 (No. 333-216275) and the prospectus included therein (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 27, 2017, and the prospectus supplement relating thereto dated September 12, 2017 and filed with the Commission on September 13, 2017 (the “Prospectus Supplement”). The Notes will be issued under an Indenture dated as of March 4, 2013, as supplemented by a Fifth Supplemental Indenture to be entered into as of September 26, 2017, between the Company and U.S. Bank National Association, as trustee.

The closing of the sale of the Notes is expected to occur on September 26, 2017, subject to customary closing conditions. The net proceeds from the sale of the Notes, after deducting the underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $442,210,000. The Company intends to use the net proceeds from the offering and available cash on hand to: fund a tender offer (the “Tender Offer”), which the Company commenced concurrently with the offering of the Notes, to purchase certain of the Company’s outstanding 5.500% Senior Notes due in June 2019, 5.250% Senior Notes due in June 2020, and 7.000% Senior Notes due in March 2021 (collectively, the “Tender Offer Notes”) on the terms and subject to the conditions of the Tender Offer (as described in the Company’s Offer to Purchase (defined below)); to pay certain fees and expenses in connection with the Tender Offer; and otherwise for general corporate purposes, which may include the redemption, in accordance with the terms of the related indentures, of some or all of its outstanding senior notes that are not tendered and accepted for purchase in the Tender Offer.

This Form 8-K is not an offer to buy, or the solicitation of an offer to sell, any of the Tender Offer Notes and the Tender Offer does not constitute an offer to buy or the solicitation of an offer to sell the Tender Offer Notes in any jurisdiction or in any circumstances in which such offer or solicitation are unlawful. The full details of the Tender Offer, including complete instructions on how to tender the Tender Offer Notes, are included in the Company’s offer to purchase, dated September 12, 2017, as the same may be amended or supplemented (the “Offer to Purchase”).

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement dated as of September 12, 2017 by and among the Company, RBC Capital Markets, LLC, and Goldman Sachs & Co. LLC, as representatives of the several underwriters named in Schedule A thereto for the purchase and sale of 4.500% Senior Notes due 2024

99.1	Expenses of the Offering (as required by Item 14 of Part II of Form S-3)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIAN GROUP INC.
(Registrant)

Date: September 14, 2017	By:	/s/ J. Franklin Hall
J. Franklin Hall
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
1.1	Underwriting Agreement dated as of September 12, 2017 by and among the Company, RBC Capital Markets, LLC, and Goldman Sachs & Co. LLC, as representatives of the several underwriters named in Schedule A thereto for the purchase and sale of 4.500% Senior Notes due 2024

99.1	Expenses of the Offering (as required by Item 14 of Part II of Form S-3)